                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                                     __________


                                      FORM 8-K

                                   CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15 (d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


                                _____________________


                Date of Report (February 25, 1994): February 25, 1994


                        Alexander & Alexander Services Inc.
               (Exact name of registrant as specified in its charter)


                Maryland             1-8282                 52-0969822
             (State or other        (Commission           (I.R.S. Employer
             jurisdiction of       File Number)          Identification No.)
             organization)


       1211 Avenue of the Americas                             10036
           New York, New York                                 (Zip Code)
(Address of principal executive offices)


                                  (212) 840-8500
                           (Registrant's telephone number,
                                including area code:)


                                       Not Applicable
                           (Former name or former address,
                            if changed since last report.

Item 5.       Other Events.


       On February 25, 1994, Alexander & Alexander Services Inc. issued the following press release:



                        A&A REPORTS FOURTH QUARTER PROFIT OF $0.03 PER SHARE

                                   AND FULL-YEAR PROFIT OF $0.48;

                        BOARD DECLARES QUARTERLY DIVIDEND OF $0.25 PER SHARE

NEW YORK, Feb. 25 -- Alexander & Alexander Services Inc. (A&A) today reported net income of $3.2 million, or $0.03 per share, for the quarter ended
December 31, 1993.
       For the comparable 1992 quarter, A&A reported a net loss of $137.4 million, or $3.18 per share. The 1992 fourth quarter included a $157.5 million, or $3.61 per share, special charge related to discontinued or sold underwriting operations as well as a $0.26 per share gain on the sale of a non-core U.K.-based pension fund management operation.
       Consolidated operating revenues of $347.8 million for the 1993 fourth quarter compares to $345.1 million for the same year-ago period. After adjusting for lower foreign exchange rates and operations that were sold in 1992, this represents an increase of 3.3 percent.
       In a separate action, A&A's Board of Directors has declared a quarterly dividend of $0.25 per share, payable March 31, 1994, to shareholders of record on March 17.
       The fourth quarter results primarily reflect lower earnings by the Alexander Consulting Group as well as the expected cost of settling certain litigation and related claims brought against the company. These factors were partially offset by lower income taxes, primarily due to the recognition
of capital-loss carryforwards.   T.H. Irvin, chief executive officer, said,
"As previously announced, we installed new ACG management late last year.
The new leadership is moving aggressively to restore competitiveness, growth and earnings. We see substantial progress already and expect that the turnaround will continue through 1994."
       Robert E. Boni, chairman of the board, said, "The fourth quarter results make it abundantly clear that we must press ahead with our plans to improve operations and enhance shareholder return."
       Dr. Boni added, "The business environment has changed dramatically for A&A, and it is clear that the company must also change. A&A has an excellent global franchise, sound core businesses, and highly professional people who are serving a very substantial client base. We intend to build on this foundation."
       Operating expenses for the fourth quarter were $340.2 million compared to $326.8 million in 1992. After adjusting for foreign exchange variances and sold operations, operating expenses increased by 7 percent, reflecting higher insurance and professional fees expenses.
       Other net non-operating expenses in the 1993 fourth quarter were $9 million higher than 1992. This reflects certain costs associated with the previously cited legal settlement as well as non-recurring 1992 transactions, including the $16.7 million gain on the sale of a U.K. operation and a $12.5 million special charge relating to sold underwriting operations.

1993 Full Year Results
       Net income for the year ended December 31, 1993, was $26.9 million, or $0.48 per share, compared to a net loss of $88.0 million, or $2.03 per share, for the full year of 1992.

       Consolidated operating revenues for 1993 were $1,341.6 million compared to $1,369.5 million for 1992.  The decline in revenue was primarily due to lower foreign exchange rates and lost revenues from operations sold in 1992. Excluding these factors, revenues increased by 2.8 percent in 1993 over 1992.
       Operating expenses for the 12 months ended December 31, 1993, increased
5.7 percent to $1,289.3 million from $1,284.0 million in 1992, after adjusting for exchange rate variances and expenses of sold operations.
       Net non-operating expenses were $37.8 million higher in 1993 versus 1992, primarily due to $43.8 million of gains on sales of businesses and a $16.5 million special charge, both of which occurred in 1992. Also contributing to the comparison were significantly higher 1993 litigation costs.
       In November 1993, A&A issued 2.3 million shares of common stock to acquire Clay & Partners, a U.K.-based actuarial and employee benefits consulting operation. The acquisition was accounted for as a pooling of interests, and accordingly financial results have been restated for periods prior to the acquisition.
       A&A Services Inc. [NYSE: AAL] is a global organization of professional advisers providing risk management, insurance brokerage and human resource management consulting services from offices in more than 80 countries.
                                             ##

       (UNAUDITED)
                          Alexander & Alexander Services Inc.
                                Operating Results
                  Quarter and Twelve Months Ended December 31, 1993 and 1992
                            (millions except per share amounts)

                    Quarter Ended            Twelve Months Ended
                    December 31,             December 31,
                    ---------------          -----------------
                     1993     1992           1993     1992
                            (Restated)(1)           (Restated)(1)
                     ----     ----           ----      ----

Operating Revenues  $347.8  $345.1         $1,341.6  $1,369.5
Operating Expenses   340.2   326.8          1,289.3   1,284.0
                     ------  -------        --------  --------
Operating Income       7.6    18.3             52.3      85.5
Other - Net           (8.9)   12.6            (20.4)     33.9 (2)
Special charges        --    (12.5)           --        (16.5)
                     ------  -------        --------   -------
Income (Loss) Before
 Income Taxes and
 Minority Interest    (1.3)    18.4            31.9     102.9
Income Taxes           4.5     (9.9)           (6.4)    (44.1)
                     ------    ------       --------    -------
Income Before
 Minority Interest     3.2      8.5             25.5      58.8
Minority Interest      --      (0.9)            (1.9)     (1.8)
                     ------  -------        --------     -------
Income from
 Continuing Operations 3.2     7.6              23.6      57.0
Discontinued Operations --  (145.0)              --     (145.0)
Cumulative Effect of
 Accounting Change (3)  --     --                3.3        --
                     ------ -------         --------     -------
Net Income (Loss)      3.2  (137.4)             26.9     (88.0)
Preferred Stock
 Dividend             (2.1)    --               (6.2)      --
                    ------  -------         --------     -------
Earnings Available for
 Common & Equivalent
 Shares             $  1.1  $(137.4)          $ 20.7   $ (88.0)
                    ======  =======         ========    =======

Per Share of Common Stock:
Income from Continuing
  Operations           .03      .17               .40      1.32
Discontinued Operations --    (3.35)              --      (3.35)
Cumulative Effect of
  Accounting Change     --       --               .08       --
                     ------  -------         --------     -------
Earnings (Loss) Per
Share                 $ .03  $ (3.18)             $.48      $(2.03)
                     ======   =======         ========     =======
Weighted Average
 Shares                43.5     43.3               43.4      43.2
                     ======  =======           ========    =======

(1) On November 30, 1993, the Company acquired all of the partnership interests of Clay & Partners, a U.K.-based human resource management consulting operation, for 2.3 million shares of A&A Common Stock.
       This acquisition has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated for all periods prior to the acquisition.

(2) The 1992 results include gains of $43.8 million on the sales of three non-core businesses.

(3) The Company recognized the cumulative effect of a change in accounting principle relating to income tax expenses in accordance with the provision of SFAS No. 109 "Accounting for Income Taxes".





                                                    ##

                                                 SIGNATURE



              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   ALEXANDER & ALEXANDER SERVICES INC.


                                   By:    /s/ Ronald J. Roessler
                                          Ronald J. Roessler
                                          Senior Vice President &
                                          General Counsel





Date:         February 25, 1994

ht:Z:FORM8K:2/25/94

                                          Alexander & Alexander Services Inc.
                                          1211 Avenue of the Americas
                                          New York, NY  10036
                                          Telephone 212 840-8500
                                          FAX 212 444-4696



VIA EDGAR


February 25, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Current Report on Form 8-K

Gentlemen:

Enclosed for filing please find one conformed copy of the Current Report on Form 8-K for Alexander & Alexander Services Inc. (the "Company"). This filing notices the February 25, 1994 press release by the Company.

Sincerely,



/s/ Donna Somma


Donna Somma
Assistant Vice President
   & Securities Counsel


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